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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15


         Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension
              of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                      COMMISSION FILE NUMBER:    1-8026
                                               ---------

                            General Re Corporation
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                             695 East Main Street
                          Stamford, Connecticut 06904
                                (203) 328-5000
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              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                     INCLUDING AREA CODE, OF REGISTRANT'S
                         PRINCIPAL EXECUTIVE OFFICES)

         Common Stock, par value $.50 per share (and attached rights)
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           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                     None
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        (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
              FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(1)(ii)    [_]            Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(i)     [_]            Rule 12h-3(b)(2)(ii)     [_]
Rule 12g-4(a)(2)(ii)    [_]            Rule 15d-6               [_]
Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 1
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, General Re Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 22, 1998                    By:  /s/ Ronald E. Ferguson
                                                 -------------------------------
                                            Name:  Ronald E. Ferguson
                                            Title:  Chief Executive Officer